Exhibit 10.1
AMENDMENT NO. 5 TO THE
HEWLETT PACKARD ENTERPRISE COMPANY
2021 STOCK INCENTIVE PLAN

This Amendment No. 5 (the “Amendment”) to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended (the “Plan”) is adopted by the Board of Directors (“Board”) of Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”) on February 5, 2026. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2026 annual meeting.

WHEREAS, the Plan was adopted, upon receipt of approval by the Company’s stockholders, effective as of April 14, 2021 and was most recently amended, upon receipt of approval by the Company’s stockholders, effective as of April 2, 2025.

WHEREAS, the Board desires to further amend the Plan, subject to approval of the Company’s stockholders, to increase the number of shares of Company common stock available for issuance thereunder; and

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 3(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“3(a)    Aggregate Limits. Subject to the provisions of Sections 3(b) and 15 of the Plan, the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) one hundred and six million (106,000,000), plus (ii) the number of remaining Shares available for grant under the Prior Plan (not subject to outstanding awards under the Prior Plan and not delivered out of the Shares reserved thereunder) as of April 14, 2021 (the “Effective Date”), plus (iii) the number of Shares that would have otherwise become available under the Prior Plan after the Effective Date pursuant to forfeiture, termination or lapse of a Prior Plan award, or satisfaction of a Prior Plan award thereunder in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.”

Section 3(d) of the Plan is hereby deleted and replaced in its entirety with the following:

“3(d)    ISO Share Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is one hundred and six million (106,000,000) Shares. Notwithstanding anything to the contrary in the Plan, the foregoing Incentive Stock Option limit shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award’s qualification as an Incentive Stock Options under the Plan.”

Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.